Exhibit 99.1

Controlling Our Future through Vertical Integration

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS THIRD QUARTER 2022

Ocala, FL…September 16, 2022 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its third quarter ended August 6, 2022. Sales for the third quarter of 2022 were up 18% to $13.8 million as compared to $11.8 million recorded in the third quarter of 2021. Income from operations for the third quarter of 2022 was $2.2 million versus $1.2 million in the same period a year ago. Net income after taxes was $1.9 million as compared to $1.0 million for the same period last year. Diluted earnings per share for the third quarter of 2022 were $0.56 per share compared to $0.29 per share last year.

For the first nine months of fiscal 2022 sales were $35.3 million as compared to $35.6 million for the first nine months of 2021. Income from operations was $5.2 million versus $4.5 million last year. Net income after taxes was $4.5 million compared to $3.8 million last year. Diluted earnings per share were $1.30 per share compared to $1.06 per share last year.

Nobility’s financial position during the third quarter 2022 remains very strong with cash and cash equivalents, certificate of deposits and short term investments of $22.9 million and no outstanding debt. Working capital is $31.2 million and our ratio of current assets to current liabilities is 3.0:1. Stockholders’ equity is $45.2 million and the book value per share of common stock was $13.40.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida and the U.S. continues to be strong. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2021 through July 2022 were up approximately 22% from the same period last year. Although net sales increased during the three months ended August 6, 2022 as compared to the same period last year, we continued to experience the negative impact of limitations being placed on certain key production materials from suppliers, the delay or lack of key components from vendors as well as back orders, delayed shipments, price increases and labor shortages. These supply chain issues have caused delays in completion of the homes at the manufacturing facility and the set up process of retail homes in the field, resulting in decreased net sales due to our inability to timely deliver and setup homes to customers. We expect that these challenges will continue for the remainder of fiscal year 2022 and potentially beyond until the industry supply chain normalizes.

Maintaining our strong financial position is vital for future growth and success. Because of very challenging business conditions during economic recessions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2022 the Company celebrated its 55th anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers in Florida for over 31 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by the COVID-19 pandemic or other health pandemics, competitive pricing pressures at both the wholesale and retail levels, inflation, increasing material costs (including forest based products) or availability of materials due to potential supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	August 6,	November 6,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,437,309	$36,126,059
Certificates of deposit	1,946,429	2,093,015
Short-term investments	541,132	621,928
Accounts receivable - trade	775,596	680,228
Note receivable	23,905	32,825
Mortgage notes receivable	15,566	22,589
Inventories	20,385,622	10,394,288
Pre-owned homes, net	662,453	542,081
Prepaid expenses and other current assets	2,314,540	1,821,267

Total current assets	47,102,552	52,334,280

Property, plant and equipment, net	7,569,386	6,847,780
Pre-owned homes, net	—	755,394
Note receivable, less current portion	22,243	38,895
Mortgage notes receivable, less current portion	132,184	222,459
Mobile home park note receivable	201,464	72,731
Other investments	1,829,146	1,788,436
Operating lease right of use assets	—	1,597
Cash surrender value of life insurance	4,095,216	3,966,939
Other assets	156,287	156,287

Total assets	$61,108,478	$66,184,798

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,329,275	$939,964
Accrued compensation	832,632	555,222
Accrued expenses and other current liabilities	1,571,351	1,513,967
Income taxes payable	156,918	89,083
Operating lease obligation	—	1,597
Customer deposits	11,984,065	13,671,092

Total current liabilities	15,874,241	16,770,925
Deferred income taxes	65,496	99,568

Total liabilities	15,939,737	16,870,493

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,370,912 and 3,532,100 shares outstanding, respectively	536,491	536,491
Additional paid in capital	10,828,305	10,766,253
Retained earnings	60,708,402	59,742,759
Less treasury stock at cost, 1,993,995 and 1,832,807 shares, respectively	(26,904,457)	(21,731,198)

Total stockholders’ equity	45,168,741	49,314,305

Total liabilities and stockholders’ equity	$61,108,478	$66,184,798

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	August 6,	July 31,	August 6,	July 31,
	2022	2021	2022	2021
Net sales	$13,846,698	$11,778,120	$35,300,014	$35,592,531

Cost of sales	(9,948,638)	(9,265,376)	(25,651,808)	(26,969,655)

Gross profit	3,898,060	2,512,744	9,648,206	8,622,876

Selling, general and administrative expenses	(1,653,200)	(1,320,456)	(4,448,349)	(4,144,350)

Operating income	2,244,860	1,192,288	5,199,857	4,478,526

Other income (loss):
Interest income	62,449	62,491	176,706	145,621
Undistributed earnings in joint venture - Majestic 21	15,488	20,202	40,710	45,959
Proceeds received under escrow arrangement	52,140	75,156	285,639	121,024
(Decrease) increase in fair value of equity investment	(57,022)	(449)	(80,796)	203,310
Gain on disposal of property, plant and equipment	—	—	88,936	—
Miscellaneous	161,157	48,169	187,065	73,434

Total other income	234,212	205,569	698,260	589,348

Income before provision for income taxes	2,479,072	1,397,857	5,898,117	5,067,874

Income tax expense	(594,313)	(347,111)	(1,399,498)	(1,226,425)

Net income	1,884,759	1,050,746	4,498,619	3,841,449

Weighted average number of shares outstanding:
Basic	3,370,912	3,599,133	3,460,074	3,621,084
Diluted	3,376,771	3,613,187	3,469,769	3,630,216

Net income per share:
Basic	$0.56	$0.29	$1.30	$1.06
Diluted	$0.56	$0.29	$1.30	$1.06